QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.8

EXECUTION COUNTERPART

SECURITY AGREEMENT

between

EDISON MISSION MARKETING & TRADING, INC.

and

WILMINGTON TRUST COMPANY,
as Collateral Trustee

Dated as of April 27, 2004

SECURITY AGREEMENT

        SECURITY AGREEMENT (this "Agreement") dated as of April 27, 2004 between EDISON MISSION MARKETING & TRADING, INC., a corporation organized under the laws of California (the "Obligor"), and WILMINGTON TRUST COMPANY, a banking corporation organized under the laws of Delaware, as Collateral Trustee for the Secured Parties under the Collateral Trust Agreement referred to below (in such capacity, together with its successors in such capacity, the "Collateral Trustee").

        Midwest Generation, LLC ("Midwest"), the Pledgors from time to time party thereto, CITICORP NORTH AMERICA, INC., as Administrative Agent (as defined therein), The Bank of New York, as Trustee (as defined therein), and the Collateral Trustee have entered into that certain Collateral Trust Agreement dated as of April 27, 2004 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the "Collateral Trust Agreement"). This Agreement is one of the Security Documents referred to in the Collateral Trust Agreement.

        The Obligor has, subject to the terms and conditions of this Agreement, agreed to grant a Lien and security interest in the Pledged Collateral referred to herein.

        NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and the adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.    Definitions.    Capitalized terms not otherwise defined herein shall have the meanings set forth in the Collateral Trust Agreement and the rules of interpretation set forth in Section 1.2 of the Collateral Trust Agreement shall apply mutatis mutandis to this Agreement as if set forth in full herein. In addition, as used herein:

          "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

          "Brooklyn Navy Yard Agreements" means (a) the Amended and Restated Energy Sale Agreement dated as of April 29, 1994 between Brooklyn Navy Yard Development Corporation and Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNYCP"), as clarified by that certain Rider dated as of July 29, 1997 between Brooklyn Navy Yard Development Corporation and BNYCP, as assigned pursuant to the Assignment dated as of December 17, 1997 between BNYCP and Edison Source, as further assigned pursuant to the Assignment dated as of March 16, 1999 (the "Assignment") between Edison Source and the Obligor and (b) the Power Purchase Agreement dated as of December 17, 1997 between BNYCP and Edison Source, as assigned pursuant to the Assignment.

          "EME" means Edison Mission Energy, a Delaware corporation.

          "EME Trading Revolvers" means, collectively, (a) the Amended and Restated Revolving Credit Agreement (Margining) dated as of April 27, 2004 between the Obligor and EME and (b) the Amended and Restated Revolving Credit Agreement (Operations) dated as of April 27, 2004 between the Obligor and EME.

          "EMMT Account" means the Account, as such term is defined in the Deposit Account Control Agreement dated as of April 27, 2004 between the Obligor, the Collateral Trustee and [Citibank, N.A.].

          "Energy Management Agreements" means the Master Purchase Agreement, the Midwest Trading Revolver and each other agreement between the Obligor and Midwest (as each such other agreement may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time) relating to energy sales and fuel purchases by Midwest (including the posting of collateral for such sales and purchases).

          "GAAP" means generally accepted accounting principles in the United States of America.

          "Governmental Approval" means any authorization, consent, approval, license, permit, exemption, filing or registration with any Governmental Authority.

          "Governmental Authority" means any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Master Purchase Agreement" means the Amended and Restated Master Purchase, Sale and Services Agreement dated as of April 27, 2004 between Midwest and the Obligor.

          "Material Adverse Effect" means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or operations of the Obligor and its consolidated subsidiaries, taken as a whole, (b) the ability of the Obligor to perform its obligations under this Agreement or (c) the aggregate value of, or the validity, enforceability or priority of the Collateral Trustee's security interests in, the Pledged Collateral, taken as a whole.

          "Midwest Trading Revolver" means the Revolving Credit Agreement dated as of April 27, 2004 between the Obligor and Midwest.

          "NUG Contingent Liabilities" means Contingent Liabilities of the Obligor existing as of the date hereof in connection with (a) the disaggregation of the New England Power Pool and (b) agreements existing as of the date hereof relating to the NUG Trading Entities, Newhall Funding Company and Athens Funding, LLC.

          "NUG Pledged Contracts" means, collectively, (a) the Power Sales Agreement dated as of March 24, 1999 between the Obligor and NRG Power Marketing, Inc., (b) the Guarantee and Support Agreement dated as of March 24, 1999 by NRG Energy, Inc., in favor of the Obligor, (c) the Supplemental Price Adjustment Agreement dated as of August 31, 2000 between the Obligor and CL Power Sales Eight, L.L.C., and (d) the Termination Agreement, dated as of October 12, 1999, between Southern California Edison Company and Citizens Power LLC.

          "NUG Trading Entities" means CL Power Sales One, L.L.C., CL Power Sales Two, L.L.C., CL Power Sales Three, L.L.C., CL Power Sales Seven, L.L.C., CL Power Sales Eight, L.L.C., CL Power Sales Nine, L.L.C., CL Power Sales Ten, L.L.C., CP Power Sales Twelve, L.L.C., CP Power Sales Sixteen, L.L.C. and CP Power Sales Seventeen, L.L.C.

          "Organic Document" means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability agreement, and, with respect to a private limited liability company, its deed of incorporation, its articles of association, all shareholders agreements, if any, and the shareholders register in each case.

          "Permitted Trading Activities" means (a) the daily or forward purchase and/or sale, or other acquisition or disposition, of wholesale or retail electric energy, capacity, ancillary services, transmission rights, emissions allowances, weather derivatives and/or related commodities, in each case, whether physical or financial, (b) the daily or forward purchase and/or sale, or other acquisition or disposition, of fuel, mineral rights and/or related commodities, including swaps, options and swaptions, in each case, whether physical or financial, (c) electric energy-related tolling transactions, as seller of tolling services, (d) price risk management activities or services, (e) other similar electric industry activities or services or (f) additional services as may be consistent with industry practice from time to time to support the marketing and trading related to Midwest's owned or leased power generating facilities, in each case, in the ordinary course of business from time to time.

          "Pledged Collateral" has the meaning set forth in Section 3(a).

        SECTION 2.    Representations and Warranties.    The Obligor represents and warrants to the Collateral Trustee and the other Secured Parties that as of the date hereof:

          (a)   The Obligor is duly organized, validly existing and in good standing under the laws of California, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          (b)   The execution, delivery and performance of this Agreement by the Obligor are within its corporate and other powers and have been duly authorized by all necessary corporate and other action and, if required, by all necessary member or shareholder action. This Agreement has been duly executed and delivered by the Obligor and constitutes a legal, valid and binding obligation of the Obligor, enforceable against the Obligor in accordance with its terms, except as such enforceability may be limited (i) by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c)   The Obligor has received or has the benefit of all Governmental Approvals which are necessary for the execution, delivery and performance of its respective obligations under this Agreement. The execution, delivery and performance of this Agreement by the Obligor (i) will not violate the Obligor's Organic Documents, (ii) will not violate any applicable law or regulation or order of any Governmental Authority binding upon the Obligor, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Obligor or its assets, or give rise to a right thereunder to require any payment to be made by the Obligor and (iv) except for the Liens created pursuant to this Agreement, will not result in the creation or imposition of any Lien on any asset of the Obligor, in the case of clauses (ii), (iii) and (iv) of this Section 2(c), except where such violation, default, requirement, creation or imposition would not have a Material Adverse Effect.

          (d)   The Obligor is not subject to regulations as an "investment company" under the Investment Company Act of 1940 as amended. The Obligor is neither a "holding company" nor a "subsidiary" nor an "affiliate" of a "holding company" that is subject to the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), except that the Obligor is a "subsidiary company" of Edison International which is a "holding company" that is exempt from all regulation under PUHCA (except Section 9(a)(2) thereof) pursuant to Section 3(a) thereof.

          (e)   There is no pending or, to the knowledge of the Obligor, threatened litigation, action, proceeding, or labor controversy affecting the Obligor, or any of its properties, businesses, assets or revenues, which, if adversely determined (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without any reservations), would have a Material Adverse Effect.

          (f)    The Obligor is the sole beneficial owner of the Pledged Collateral in which it purports to grant security interests pursuant to Section 3 and no Lien exists upon such Pledged Collateral, except for the pledges and security interests in favor of the Collateral Trustee for the benefit of the Secured Parties created or provided for herein, which pledges and security interests constitute first priority and second priority perfected pledges and security interests in and to all of such Pledged Collateral as provided in Section 3.

        SECTION 3.    The Pledge.

          (a)   The Obligor hereby (i) assigns and transfers to the Collateral Trustee, and hereby grants to the Collateral Trustee, for the ratable benefit of the Priority Lien Secured Parties a lien on and a first priority security interest in the EMMT Account and all amounts and other property at any time deposited therein (collectively, the "Pledged Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Priority Lien Obligations and (ii) assigns and transfers to the Collateral Trustee, and hereby grants to the Collateral Trustee, for the ratable benefit of the Parity Lien Secured Parties a lien on and a second priority security interest in all of the Pledged Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Parity Lien Obligations.

          This Agreement, and the security interests and Liens granted and created herein, secures the payment and the performance of all Secured Obligations now or hereafter in effect, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest (including any interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the maturity of the Indebtedness thereunder and reimbursement obligations therein and interest accruing at the then applicable rate provided in any applicable Secured Debt Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, premiums, penalties, indemnifications, expenses or otherwise, and including all amounts that constitute part of the Secured Obligations and would be owed to the Obligor but for the fact that they are unenforceable or not allowed due to a pending Insolvency Proceeding. Without limiting the generality of the foregoing, it is the intent of the parties hereto that (A) the Liens securing the Parity Lien Obligations are subject and subordinate to the Liens securing the Priority Lien Obligations and (B) this Agreement creates two separate and distinct Liens: the first priority Lien securing the payment and performance of the Priority Lien Obligations and the second priority lien securing the payment and performance of the Parity Lien Obligations, in each case, as may be more particularly set forth in the Collateral Trust Agreement. The Collateral Trustee acknowledges that for purposes of perfecting the security interests hereunder, all property in the possession or control of the Collateral Trustee will be held by the Collateral Trustee both as trustee for the benefit of the Priority Lien Secured Parties and as trustee for the benefit of the Parity Lien Secured Parties, subject to the terms of the Collateral Trust Agreement.

          (b)   Notwithstanding anything herein to the contrary the Obligor shall remain liable for all obligations under and in respect of the Pledged Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Trustee or any other Secured Party.

        SECTION 4.    Covenants.

          4.01    EMMT Account.    The Obligor shall, within three (3) Business Days of the receipt or (in the case of amounts originally supplied to the Obligor by Midwest) refund (or similar bookkeeping entry or related acknowledgment) of proceeds paid to the Obligor by parties other than Midwest, deposit or cause to be deposited into the EMMT Account such proceeds (or the cash equivalents thereof) received by the Obligor or (in the case of amounts originally supplied to the Obligor by

  Midwest) refunded to the Obligor and, in each case, attributable to Midwest, including (a) the receipt of amounts in connection with Permitted Trading Activities and (b) the receipt or (in the case of amounts originally supplied to the Obligor by Midwest) refund (or similar bookkeeping entry or related acknowledgment) of amounts related to the extension of collateral, surety, performance bonds or other credit support arrangements on behalf of or by Midwest.

          4.02    Indebtedness.    The Obligor shall not have any Indebtedness for borrowed money or reimbursement obligations with respect to letters of credit (except letters of credit collateralized with cash or Cash Equivalents) other than Indebtedness for borrowed money and reimbursement obligations to Midwest and EME.

          4.03    Limited Activities.    The Obligor shall not engage in Permitted Trading Activities on behalf of any Person other than (a) itself and (b) Midwest and other Affiliates of EME engaged primarily in the generation of electric energy and activities reasonably related thereto; provided, that the Obligor shall be entitled to engage in Permitted Trading Activities with respect to (i) the NUG Trading Entities (and any Affiliate of EME established for the purposes of restructuring existing transactions involving any NUG Trading Entity) and any Affiliate of EME established for the purpose of selling retail electricity primarily generated by an Affiliate of EME, including Midwest Generation Energy Services, LLC and (ii) Brooklyn Navy Yard Cogeneration Partners, L.P. in accordance the Brooklyn Navy Yard Agreements.

          4.04    Liens.    The Obligor shall not create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

            (a)   any Lien existing on the property of the Obligor on the date hereof; provided that such Lien does not materially interfere with the use of the property and assets of the Obligor;

            (b)   Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

            (c)   Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

            (d)   Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits;

            (e)   Liens granted as security for the performance of bids, tenders, statutory obligations, operating leases, capital leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

            (f)    judgment Liens in existence less than 30 days after the entry thereof so long as no enforcement, levy, collection or foreclosure proceeding has commenced or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

            (g)   Liens for the benefit of Priority Lien Secured Parties and Parity Lien Secured Parties in accordance with this Agreement;

            (h)   Liens on cash and short-term investments (i) deposited by the Obligor in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by Midwest or any of its Subsidiaries, in the case of clause (i) or (ii), to secure obligations with respect to (A) Permitted Trading Activities or (B) interest rate, commodity price, or currency rate management contracts or derivatives;

            (i)    Liens on emission allowances held by the Obligor for the economic benefit of the Person to whom the Lien is granted; and

            (j)    Liens existing as of the date hereof granted in connection with NUG Pledged Contracts.

          4.05    Changes in Covenants when the Obligor is Rated Investment Grade.    If, on any date following the date hereof, (a) the Credit Agreement has been terminated and (b) after giving effect to the suspension of the provisions of Sections 4.02, 4.03 and 4.04, the Obligor's long-term unsecured debt is rated Baa3 or better by Moody's and BBB- or better by S&P, then beginning on that day, the provisions of Sections 4.02, 4.03 and 4.04 shall be suspended; provided, that if the rating assigned to the Obligor's long-term unsecured debt by either such rating agency should subsequently decline below Baa3 or BBB-, respectively, Sections 4.02, 4.03 and 4.04 shall be reinstituted as of and from the date of such rating decline; provided, further, that (i) Indebtedness incurred by EMMT while the covenant in Section 4.02 was suspended shall for all purposes hereof be Indebtedness permitted by this Agreement (including if and after such covenant is reinstituted), (ii) if EMMT engaged in any Permitted Trading Activities while the covenant in Section 4.03 was suspended and any such Permitted Trading Activity remains in effect after such covenant is reinstituted, EMMT shall not be required to terminate the fulfillment of a particular transaction or contract constituting a Permitted Trading Activity in effect at the time of such reinstitution and (iii) Liens incurred by EMMT while the covenant in Section 4.04 was suspended shall for all purposes hereof be Liens permitted by this Agreement (including if and after such covenant is reinstituted).

        SECTION 5.    Further Assurances; Remedies.    In furtherance of the grant of the pledge and security interest pursuant to Section 3, the Obligor hereby agrees, until the Collateral Trustee's Liens on the Pledged Collateral are released pursuant to Section 4.1 of the Collateral Trust Agreement, with the Collateral Trustee and each of the Secured Parties as follows:

          5.01    Delivery and Other Perfection.    The Obligor shall, at its expense:

            (a)   give, execute, deliver, file, authorize, obtain and/or record any financing or continuation statement or amendment thereto (and the Obligor agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or such other description as the Collateral Trustee, in its sole judgment determines is necessary or advisable, and, without limiting the Obligor's obligations hereunder, the Obligor hereby authorizes the Collateral Trustee to file one or more financing statements containing any such collateral description), notice, instrument, document, agreement or other papers that may be necessary or reasonably requested by the Collateral Trustee to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Collateral Trustee, at any time following the occurrence and continuance of an Actionable Default, to exercise and enforce its rights hereunder with respect to such pledge and security interest, causing any or all of the Pledged Collateral to be transferred of record into the name of the Collateral Trustee or its nominee (and the Collateral Trustee agrees that if any Pledged Collateral is transferred into its name or the name of its nominee, the Collateral Trustee will thereafter promptly give to the Obligor copies of any written notices and communications received by it with respect to such Pledged Collateral pledged by the Obligor hereunder);

            (b)   keep full and accurate books and records relating to the Pledged Collateral, and stamp or otherwise mark such books and records in order to reflect the security interests granted by this Agreement;

            (c)   promptly forward copies of any written notices or communications received by the Obligor with respect to the Pledged Collateral to the Collateral Trustee, permit representatives or agents of the Collateral Trustee, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Pledged Collateral and, upon the occurrence and during the continuation of an Actionable Default, permit representatives or agents of the Collateral Trustee to be present at the Obligor's place of business to receive copies of all communications and remittances relating to the Pledged Collateral, all in such manner as the Collateral Trustee may require; and

            (d)   with respect to any deposit accounts or securities accounts that are included in the Pledged Collateral, ensure that the Collateral Trustee at all times has "control" (within the applicable section of the UCC) over all such property.

          5.02    Other Financing Statements and Liens.

            (a)   The Obligor shall not create, incur, assume or suffer to exist any Lien upon the Pledged Collateral at any time, except for the pledges and security interests in favor of the Collateral Trustee for the benefit of the Secured Parties created pursuant hereto or provided for herein, which pledges and security interests constitute first priority and second perfected pledges and security interests in and to all of the Pledged Collateral as provided in Section 3.

            (b)   Without the prior written consent of the Collateral Trustee, the Obligor shall not (i) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Pledged Collateral in which the Collateral Trustee is not named as the sole secured party for the benefit of the Secured Parties or (ii) cause or permit any Person, other than the Collateral Trustee to have "control" (as such term is defined in Section 9-104 of the UCC) of the EMMT Account.

          5.03    Collateral Trust Agreement Actionable Default, Etc.    Upon the occurrence and during the continuance of an Actionable Default:

            (a)   the Collateral Trustee may apply or cause to be applied all amounts held in the EMMT Account to the payment of Secured Obligations in accordance with this Agreement; and

            (b)   the Collateral Trustee shall have all of the rights and remedies with respect to the Pledged Collateral of a secured party under the UCC (whether or not the UCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, and the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Collateral as if the Collateral Trustee were the sole and absolute owner thereof (and the Obligor agrees to take all such action as may be appropriate to give effect to such right).

          All actions of the Collateral Trustee under this Section 5.03 shall be subject to Section 3.3 of the Collateral Trust Agreement. The proceeds of each liquidation or other disposition under this Section 5.03 shall be applied in accordance with Section 5.05.

          5.04    Removals, Etc.    Without at least thirty (30) days' prior written notice to the Collateral Trustee, the Obligor shall not (a) change its jurisdiction of organization or (b) change its corporate name, or the name under which it does business, from the name shown on the signature pages hereto.

          5.05    Application of Proceeds.    Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Pledged Collateral pursuant hereto, and any other cash at the time held by the Collateral Trustee under Section 4 or this Section 5, shall be applied by the Collateral Trustee in accordance with Section 3.4 of the Collateral Trust Agreement.

          5.06    Attorney-in-Fact.    Without limiting any rights or powers granted by this Agreement to the Collateral Trustee while no Actionable Default has occurred and is continuing, upon the occurrence and during the continuance of any Actionable Default, the Collateral Trustee is hereby appointed the attorney-in-fact of the Obligor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Collateral Trustee may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Trustee shall be entitled under this Section 5 to make collections in respect of the Pledged Collateral, the Collateral Trustee shall have the right and power to receive, endorse and collect all checks made payable to the order of the Obligor representing any dividend, payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

          5.07    Perfection.    Prior to or concurrently with the execution and delivery of this Agreement, the Obligor shall deliver to the Collateral Trustee such documents as are necessary to grant the Collateral Trustee control of the EMMT Account (including a deposit account control agreement).

          5.08    Termination.    Upon the release of all of the Collateral Trustee's Liens on the Pledged Collateral pursuant to Section 4.1 of the Collateral Trust Agreement, this Agreement shall terminate, and the Collateral Trustee shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Pledged Collateral and money received in respect thereof, to or on the order of the Obligor. Upon the written request, and at the expense of the Obligor, the Collateral Trustee shall execute and deliver but without any recourse, warranty or representation whatsoever all such documentation necessary to release the pledge created pursuant to this Agreement.

          5.09    Further Assurances.    The Obligor agrees that, from time to time upon the written request of the Collateral Trustee, the Obligor will execute and deliver such further documents and do such other acts and things as the Collateral Trustee may reasonably request in order fully to effect the purposes of this Agreement.

        SECTION 6.    Miscellaneous.

          6.01    Notices.    All notices, requests and other communications provided for herein shall be given or made in writing in the manner set forth in Section 7.7 of the Collateral Trust Agreement. Unless otherwise changed in accordance with the Collateral Trust Agreement by the respective parties hereto, all notices, requests and other communications to each party hereto shall be sent to the address for notices of such party set forth on the signature pages hereto.

          6.02    Delay and Waiver.    No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement will impair any such right, power or remedy or operate as a waiver hereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

          6.03    Amendments, Etc.    The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Obligor and the Collateral Trustee. Any such amendment or waiver shall be binding upon the Collateral Trustee and each other Secured Party, each holder of any of the Secured Obligations and the Obligor.

          6.04    Collateral Trust Agreement Controls.    In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in the Collateral Trust Agreement, the terms and provisions of the Collateral Trust Agreement shall supersede and control the terms and provisions of this Agreement.

          6.05    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Obligor, the Collateral Trustee, each of the other Secured Parties and each holder of any of the Secured Obligations (provided, that the Obligor shall not assign or transfer its rights hereunder without the prior written consent of the Collateral Trustee).

          6.06    Counterparts.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

          6.07    Governing Law; Submission to Jurisdiction.    The internal law of the State of New York will govern and be used to construe this Agreement without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

          6.08    Headings.    Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

          6.09    Agents and Attorneys-in-Fact.    The Collateral Trustee may employ agents and attorneys-in-fact in connection herewith and shall not be responsible or liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

          6.10    Severability.    If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

EDISON MISSION MARKETING & TRADING, INC.
By:	/s/ JOHN P. FINNERAN, JR.
	Name:	John P. Finneran, Jr.
	Title:	Vice President
Address for Notices:
160 Federal Street Boston, MA 02110-1776 Attention: General Counsel Telecopier No.: (617) 912-6003
WILMINGTON TRUST COMPANY, as Collateral Trustee
By:	/s/ JAMES J. MCGINLEY
	Name:	James J. McGinley
	Title:	Authorized Signer
Address for Notices:
Rodney Square North 1100 North Market Street Wilmington, DE, 19890-1615 Attention: Corporate Trust Administration Telecopier No.: (302) 636-4145

S-1

QuickLinks

TABLE OF CONTENTS
SECURITY AGREEMENT